Exhibit 3.1

ACRES COMMERCIAL REALTY CORP.

ARTICLES OF AMENDMENT

ACRES Commercial Realty Corp., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article V of the charter of the Corporation (the “Charter”) is hereby amended by deleting the first two sentences of Section 5.1 and inserting in lieu thereof the following:

The Corporation has authority to issue 141,666,666 shares of stock, consisting of 41,666,666 shares of Common Stock, $0.001 par value per share ("Common Stock"), and 100,000,000 shares of Preferred Stock, $0.001 par value per share ("Preferred Stock").  The aggregate par value of all authorized shares of stock having par value is $141,666.

SECOND: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment was 225,000,000 shares of stock, consisting of 125,000,000 shares of common stock, $0.001 par value per share, and 100,000,000 shares of preferred stock, $0.001 par value per share. The aggregate par value of all authorized shares of stock having par value is $225,000.

THIRD: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment is 141,666,666 shares of stock, consisting of 41,666,666 shares of Common Stock, $0.001 par value per share ("Common Stock"), and 100,000,000 shares of Preferred Stock, $0.001 par value per share ("Preferred Stock").  The aggregate par value of all authorized shares of stock having par value is $141,666.

FOURTH: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption have not been changed by the foregoing amendment.

FIFTH: The foregoing amendment to the Charter has been duly approved by a majority of the entire Board of Directors of the Corporation as required by the Maryland General Corporation Law (the “MGCL”).  Pursuant to Sections 2-105(a)(13) of the MGCL and as permitted by the Charter, the foregoing amendment may be made without stockholder approval.

SIXTH: These Articles of Amendment are effective upon filing with the State Department of Assessments and Taxation of Maryland.

SEVENTH: The undersigned Chief Executive Officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested by its Senior Vice President, Chief Legal Officer and Secretary on this 27th day of May, 2021.

ATTEST:		ACRES COMMERCIAL REALTY CORP.

By:	/s/ Jaclyn Jesberger	By:	/s/ Mark Fogel
Name:	Jaclyn Jesberger	Name:	Mark Fogel
Title:	Senior Vice President, Chief Legal	Title:	Chief Executive Officer and
	Officer and Secretary		President